EXHIBIT 99.1
Contact:	Frank Guidone, CEO
(757) 766-4400

Boutcher & Boutcher Investor Relations Aimee Boutcher or Daniel Boutcher (973) 239-2878

FOR IMMEDIATE RELEASE

Measurement Specialties Announces 69% Growth in Net Sales and 38% Growth in Income from Continuing Operations for the Three Months Ended September 30, 2006

Hampton, VA, November 8, 2006 - Measurement Specialties, Inc. (NASDAQ: MEAS), a designer and manufacturer of sensors and sensor-based systems, announced results for the second fiscal quarter of 2007, ended September 30, 2006. Unless otherwise stated, fiscal 2006 and 2007 results reflect continuing operations only.

The Company reported income from continuing operations for the three months ended September 30, 2006 of $3.4 million or $0.24 per diluted share, as compared to $2.5 million or $0.17 per diluted share for the same period last year. In accordance with SFAS123(R), second quarter 2007 results include $0.6 million pre-tax non-cash equity compensation expense associated with all issued (but not vested) stock options, or $0.04 per diluted share (tax adjusted). Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, adjusted for option expense) increased 45% to $8.6 million for the three months ended September 30, 2006 as compared to $6.0 million for the same period last year, and increased 13% from $7.7 million last fiscal quarter. Please refer to the notes and reconciliation regarding Non-GAAP financial measures contained in this release.

Frank Guidone, Company CEO commented, “Thanks to a strong September, we were able to offset some of the gross margin pressure described in our previous announcement and get back to our original earnings estimate. I am particularly pleased with the fact that, as compared to last quarter, Adjusted Operating Margin improved from 14.4% to 15.6% of net sales, and Adjusted EBITDA improved from 16.7% to 17.2% of net sales, as a result of improved operating leverage. Reported income from continuing operations jumped 39% over the first quarter on a 9% increase in net sales. We expect third quarter sales to be flat to slightly down as compared to the second quarter. Improvements in gross margin will be offset by less favorable mix resulting in similar gross margin performance in the third quarter as compared to the second.”

Guidone continued, “While we expect the third quarter sales to be flat, we expect strong growth in the fourth quarter and accordingly, we are increasing our full year sales guidance to $196 to $200 million. Based on actual performance to plan, there has been no accrual for profit sharing during the first six months. We feel strongly that variable compensation is a key component to employee retention and accordingly, we have modified the plan for the second half to accrue a certain percentage of Adjusted Operating Income each quarter. Based on this accrual and the associated increase in SG&A, we expect earnings to decline in the third quarter as compared to the first to $0.20 to $0.22 per diluted share, increasing to $0.25 to $0.30 per diluted share in the fourth quarter as a result of the forecast increase in net sales.”

For the three months ended September 30, 2006, net sales increased 69% to $50.1 million from $29.6 million for the same period last year. Excluding net sales from acquisitions completed in the last 12 months of $15.5 million (HL Planartechnik, ATEX, BetaTHERM and YSI Temperature, “Recent Acquisitions”), net sales for the three months ended September 30, 2006 increased 17% to $34.6 million as compared to $29.6 million for the same period last year. SG&A increased $4.8 million to $13.5 million from $8.7 million, largely due to the $3.9 million SG&A associated with Recent Acquisitions. As a percent of net sales, SG&A decreased 2.5 margin points to 26.9% for the second fiscal quarter of 2007 from 29.4% last year. SG&A for the third and fourth fiscal quarter are expected to increase as a result of the profit sharing plan.

Operating Income for the three months ended September 30, 2006 increased $1.4 million to $6.1 million from $4.7 million, or 30%. Results from the three months ended September 2006 include an additional $1.4 million non-cash expense associated with the increase in amortization of intangibles and inclusion of stock option expense in the first fiscal quarter of 2007 as compared to the first fiscal quarter of 2006. Excluding amortization of intangibles and stock option expense, Adjusted Operating Income improved to $7.8 million or 15.6% of sales for the quarter ended September 30, 2006, from $5.1 million for the same period last year. Please refer to the notes and reconciliation regarding Non-GAAP financial measures contained in this release.

The Company filed its Form 10-Q for the fiscal quarter ended November 8, 2006. Please refer to the Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Form 10-Q filed for a more complete discussion of sales, margin and expenses.

The Company will host an investor conference call on November 9th at 11 am EST to answer questions regarding the quarterly results reported in our Form 10-Q for fiscal quarter ended September 30, 2006. US dialers: (800) 762-4758; International dialers: (480) 629-9035; access code 847807. Interested parties may also listen via the Internet at: www.investorcalendar.com. The call will be available for replay for 30 days through AT&T by dialing (800) 475-6701 (US dialers); (320) 365-3844 (International dialers), and entering access code 847807, and on Investorcalendar.com.

About Measurement Specialties. Measurement Specialties, Inc. (MEAS) designs and manufactures sensors and sensor-based systems to measure precise ranges of physical characteristics such as pressure, temperature, position, force, vibration, humidity and photo optics. MEAS uses multiple advanced technologies - including piezoresistive, electro-optic, electro-magnetic, capacitive, application specific integrated circuits (ASICs), micro-electromechanical systems (MEMS), piezoelectric polymers and strain gauges - to engineer sensors that operate precisely and cost effectively.

This release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward looking statements may be identified by such words or phrases  “should”, "intends", “ is subject to”, "expects", "will", "continue", "anticipate", "estimated", "projected", "may", "we believe", "future prospects", or similar expressions.  The forward-looking statements above involve a number of risks and uncertainties. Factors that might cause actual results to differ include, but are not limited to, success of any reorganization; ability to raise additional funds; conditions in the general economy and in the markets served by the Company; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers' operations affecting availability of component materials at reasonable prices; timely development and market acceptance, and warranty performance of new products; success in integrating prior acquisitions; changes in product mix, costs and yields, fluctuations in foreign currency exchange rates; uncertainties related to doing business in Hong Kong and China; and the risk factors listed from time to time in the Company's SEC reports.  The Company from time-to-time considers acquiring or disposing of business or product lines. Forward-looking statements do not include the impact of acquisitions or dispositions of assets, which could affect results in the near term.  Actual results may differ materially.  The Company assumes no obligation to update the information in this issue.

Company Contact: Frank Guidone, CEO, (757) 766-4400
Investor Contact: Aimee Boutcher or Daniel Boutcher, (973) 239-2878

MEASUREMENT SPECIALTIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended September 30,		Six months ended September 30,
(Dollars in thousands, except per share amounts )	2006	2005	2006	2005
Net sales	$50,111	$29,570	$96,102	$54,848
Cost of goods sold	28,815	15,829	54,244	28,545
Gross profit	21,296	13,741	41,858	26,303
Operating expenses:
Selling, general, and administrative	13,482	8,684	27,437	18,555
Non-cash equity based compensation (SFAS 123R)	624	-	1,203	-
Amortization of acquired intangibles	1,132	402	2,150	830
Total operating expenses	15,238	9,086	30,790	19,385
Operating income	6,058	4,655	11,068	6,918
Interest expense, net	1,455	486	3,231	958
Other expense (income)	261	(64)	429	(21)
Income from continuing operations before minority interest and income taxes	4,342	4,233	7,408	5,981
Minority interest	155	-	230	-
Income tax expense from continuing operations	808	1,781	1,370	2,248
Income from continuing operations	$3,379	$2,452	$5,808	$3,733
Discontinued operations (Note 1):
Income (loss) from discontinued operations before income taxes	(61)	2,549	(32)	4,773
Income tax expense (benefit) from discontinued operations	(12)	656	(6)	1,226
Income (loss) from discontinued operations	(49)	1,893	(26)	3,547
Net income	$3,330	$4,345	$5,782	$7,280

Net income per common share - Basic
Income from continuing operations	$0.24	$0.18	$0.41	$0.27
Income from discontinued operations	-	0.14	-	0.26
Net income per common share - Basic	$0.24	$0.32	$0.41	$0.53

Net income per common share - Diluted
Income from continuing operations	$0.24	$0.17	$0.40	$0.26
Income (loss) from discontinued operations	(0.01)	0.13	-	0.25
Net income per common share - Diluted	$0.23	$0.30	$0.40	$0.51

Weighted average shares outstanding - Basic	14,096,270	13,642,981	14,074,592	13,621,764
Weighted average shares outstanding - Diluted	14,345,248	14,293,355	14,403,108	14,293,723

MEASUREMENT SPECIALTIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,	March 31,
(Dollars in thousands)	2006	2006

ASSETS

Current assets:
Cash and cash equivalents	$10,473	$9,166
Accounts receivable, trade, net of allowance for doubtful accounts of $548 and $447, respectively	30,361	19,381
Inventories, net	34,397	25,099
Deferred income taxes, net	2,556	1,510
Prepaid expenses and other current assets	2,574	1,821
Other receivables	857	3,409
Other receivable due from joint venture partner	723	-
Current portion of promissory note receivable	1,869	1,900
Current assets of discontinued operations	-	1,111
Total current assets	83,810	63,397

Property and equipment, net	25,036	22,086
Goodwill	75,913	41,848
Acquired intangible assets, net	19,229	11,250
Deferred income taxes, net	7,948	10,785
Promissory note receivable, net of current portion	497	1,397
Other assets	1,963	1,542
Assets of discontinued operations	-	119

Total Assets	$214,396	$152,424

See Accompanying Notes to Condensed Consolidated Financial Statements.

MEASUREMENT SPECIALTIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,	March 31,
(Dollars in thousands)	2006	2006

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion of promissory notes payable	$600	$1,000
Current portion of deferred acquisition payments	2,049	3,972
Short-term debt	139	3,777
Current portion of long-term debt	2,172	2,553
Accounts payable	16,433	11,337
Accrued expenses	2,933	2,190
Accrued compensation	4,760	3,116
Income taxes payable	1,466	789
Current portion of capital lease obligation	243	606
Other current liabilities	2,540	1,731
Current liabilities of discontinued operations	512	1,266
Total current liabilities	33,847	32,337

Revolver	49,410	-
Promissory notes payable, net of current portion	-	100
Long-term debt, net of current portion	18,777	16,794
Deferred acquisition payments, net of current portion	1,914	-
Contingency consideration provision	-	3,517
Capital lease obligation, net of current portion	2,061	2,180
Other liabilities	545	1,999
Total liabilities	106,554	56,927

Minority Interest	1,336	-

Shareholders' equity:
Serial preferred stock; 221,756 shares authorized; none outstanding	-	-
Common stock, no par; 20,000,000 shares authorized; 14,123,583
and 13,970,033 shares issued and outstanding, respectively	-	-
Additional paid-in capital	69,559	66,371
Retained earnings	37,045	31,263
Accumulated other comprehensive loss	(98)	(2,137)
Total shareholders' equity	106,506	95,497
Total liabilities, minority interest and shareholders' equity	$214,396	$152,424

See Accompanying Notes to Condensed Consolidated Financial Statements.

Non-GAAP Financial Measures

Regulation G, “Conditions for Use of Non-GAAP Financial Measures”, promulgated under the Securities and Exchange Act of 1934, as amended, defines and prescribes the conditions for use of certain non-GAAP financial information. We believe that certain of our financial measures which meet the definition of non-GAAP financial measures are important supplemental information to investors.

The financial information accompanying this press release includes the company’s earnings before interest, taxes, depreciation, amortization and option expense, or “Adjusted EBITDA”. This number is derived by adding interest, taxes, depreciation, amortization and option expense to the company’s net income from continuing operations. This release also includes operating margin before the expense of amortization and option expense, or “Adjusted Operating Margin”. The Company believes that this information is important to investors because it provides a financial measure that is more representative of the cash flow of the company, excluding non-cash expenses and items such as taxes and interest, which vary greatly period to period.

These non-GAAP financial measures are used in addition to and in conjunction with the results presented in accordance with GAAP. These non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. Non-GAAP financial measures provide an additional way of viewing aspects of our operation that, when viewed with our GAAP results and the accompanying reconciliations to the corresponding GAAP financial measures, provide an understanding of certain factors and trends relating to our business. The Company strongly encourages investors to review our financial statements and publicly filed reports in their entirety and to not rely on any single financial measure.

Reconciliation for Non-GAAP Measures

	Three months ended June 30,		Three months ended September 30,		Six months ended September 30,
	2006	2005	2006	2005	2006	2005
	(Unaudited)		(Unaudited)		(Unaudited)

Adjusted EBITDA (earnings before interest, depreciation, amortization and option expense)

Income from Continuing Operations	$2,429	$1,282	$3,379	$2,452	$5,808	$3,733
Add Back:
Interest	1,738	471	1,455	486	3,231	958
Income Taxes	568	467	808	1,781	1,370	2,248
Depreciation and Amortization	2,352	1,240	2,371	1,248	4,692	2,489
Option Expense under SFAS 123R	580	-	624	-	1,203	-
Adjusted EBITDA	$7,667	$3,460	$8,637	$5,967	$16,304	$9,428
As % of Net Sales	16.7%	13.7%	17.2%	20.2%	17.0%	17.2%

Adjusted Operating Margin (Adjusted Operating Income, before amortization and option expense, as % of Net Sales)

Reported Net Sales	$45,991	$25,278	$50,111	$29,570	$96,102	$54,848
Reported Operating Income	$5,010	$2,263	$6,058	$4,655	$11,068	$6,918
As % of Net Sales	10.9%	9.0%	12.1%	15.7%	11.5%	12.6%
Add Back:
Amortization of Acquired Intangibles	1,018	428	1,132	402	2,150	830
Option Expense under SFAS 123R	580	-	624	-	1,203	-
Adjusted Operating Income	$6,608	$2,691	$7,814	$5,057	$14,421	$7,748
Adjusted Operating Margin	14.4%	10.6%	15.6%	17.1%	15.0%	14.1%

******End of Press Release*****